[LETTERHEAD OF WOLINETZ, GOTTLIEB & LAFAZAN, P.C.]


September 24, 1998

Office of Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mailstop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 included in the attached Form 8-K dated September 22, 1998 of ConSyGen, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Wolinetz, Gottlieb & Lafazan, P.C.


cc: Mr. Raj Kapur, ConSyGen, Inc.
    Paul Rosier, Esq.